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                                                                      Exhibit 12
                          BATTLE MOUNTAIN GOLD COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
                        CHARGES AND PREFERRED DIVIDENDS
                         (in thousands, except ratios)
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                                            Six Months ended
                                                June 30,
                                          --------------------
                                            1995       1994
                                          ---------  ---------
EARNINGS COMPUTATION USING
CONSOLIDATED INCOME STATEMENT DATA

Income before income taxes and minority
 interest                                  $14,230    $10,805
Minority interest in income of
 majority-owned subsidiaries                (3,026)    (2,620)
                                           -------    -------
Income before income taxes                  11,204      8,185
                                           -------    -------

Add fixed charges included in income:
       Interest expense                      3,245      4,738
       Amortization of deferred
        financing costs                         97         97
       Interest portion of rental
        expenses (33%)                         430      1,234
                                           -------    -------
          Sub-total fixed charges
           included in income                3,772      6,069
                                           -------    -------
Income                                     $14,976    $14,254
                                           =======    =======


Fixed Charges
       Included in income                  $ 3,772    $ 6,069
       Capitalized interest                  3,686      2,975
                                           -------    -------
          Total fixed charges                7,458      9,044
                                           -------    -------
       Preferred dividends                   4,142      5,158
                                           -------    -------
          Combined fixed charges and
           preferred dividends             $11,600    $14,202
                                           =======    =======

Ratio of earnings to fixed charges            2.01       1.58

Amount by which fixed charges exceed
 earnings                                        -          -

Ratio of earnings to combined fixed
 charges and preferred dividends              1.29       1.00

Amount by which combined fixed charges
 and preferred dividends exceed earnings         -          -
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